Growth Consultants, LLC
33 North Pine Circle
Belleair, Florida 33756

July 7, 2006

Ms. Tracy Culver Caswell, General Counsel
Smart Video Technologies, Inc.
3505 Koger Boulevard, Suite 400
Duluth, Georgia 30096

Re:	Extension of January 27, 2006 Consulting Agreement Dear Tracy:

This letter is to confirm that SmartVideo™ Technologies, Inc. (the "Company") and I have agreed to extend the term of my January 27, 2006 Consulting Agreement through and including September 30, 2006. Furthermore, this letter will confirm that I have agreed to forego the previously agreed upon option grant to me in the third quarter of 2006. All other terms and conditions of the January 27, 2006 Consulting Agreement shall remain in full force and effect until September 30th, 2006, at which time the Agreement will expire or be renewed for an additional quarter.

Please call me with any questions.

Sincerely,

N. John Simmons, Jr., President
Growth Consultants, LLC

Cc:	Glenn Singer
 David Ross
William Loughman